Exhibit 99

National Fuel
Philip C. Ackerman Chairman and Chief Executive Officer

September 18, 2007

New Mountain Vantage Advisers, L.L.C.
787 Seventh Avenue, 49th Floor
New York, NY 10019

Attention: Mr. David D. DiDomenico

Dear David:

In response to your letter dated September 14, 2007, I acknowledge receipt of the relatively brief summary of the Schlumberger Data and Consulting Services study that you provided at our December 2006 meeting. As I made clear during that meeting, we have serious concerns about your analysis and conclusions regarding our Appalachian reserves.

If you were to make available to us your full Schlumberger study, management could better assess the conclusions you presented, and make a better-informed response to your suggestions.

While we appreciate the views of our shareholders, we believe that further exchanges of letters are not productive and are possibly confusing to the financial market.

Very truly yours,

/s/ P. C. Ackerman